Exhibit 4.12

NEITHER THIS CONVERTIBLE DEMAND PROMISSORY NOTE NOR THE SECURITIES FOR WHICH IT MAY BE EXCHANGED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS MAKER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED

CONVERTIBLE DEMAND PROMISSORY NOTE

Houston, Texas

$581,200 Issue Date:  March 1, 2008

           FOR VALUE RECEIVED, the undersigned, Omnimmune Corp., a Texas corporation (“Maker”), promises to pay to Margie Chassman, an individual residing in the State of New York (“Payee”; Payee and any subsequent holder(s) hereof are individually and collectively referred to as “Holder”), or order, the sum of Five Hundred Eighty One Thousand, Two Hundred and 00/100 Dollars ($581,200), together with interest thereon from and after the date hereof until paid in full, all as hereinafter provided.

1.           Interest and Principal Payments.

(a)           Payment in Cash or Common Stock.  This Note is payable in either:

(i)	Immediately available funds on written demand by Holder at any time on or after the earlier of:

(A)
As to one-half (1/2) of the principal and interest due and payable hereunder, the date on which Maker shall have closed on any equity financing (including any debt financing that is convertible into Maker’s capital stock) completed by Maker after the date hereof involving the sale and issuance (or any series of integrated sales and issuances) by Maker to third parties of shares of its capital stock (“Qualified Financing”) resulting in net proceeds to Maker of not less than Three Million Dollars ($3,000,000); and

(B)
As to the balance of principal and interest remaining outstanding hereunder, the date on which Maker shall have closed on any Qualified Financing resulting in net proceeds to Maker of not less than Five Million Dollars ($5,000,000); or

(C)	As to the balance of principal and interest remaining outstanding hereunder, February 28, 2013 (the “Maturity Date”); or

(ii)	Shares of Maker’s common stock, as defined in Makers’ Articles of Incorporation, as amended (“Common Stock”), at any time at the option of the Holder in accordance with Section 2 below.

(b)           Interest.  From and including the date hereof to and including the date this Note is paid or otherwise discharged, the unpaid principal amount of this Note shall bear simple interest per annum at ten percent (10%), computed on the basis of a year of three hundred sixty (360) days.

(c)           Tender.  All payments of principal and interest shall be made in lawful money of the United States of America (except as otherwise provided in Sections 1(a), above, and 2, below) and shall be made to Holder at Holder’s address set forth in Section 7 or at such other place as Holder may designate to Maker in writing.

(d)           Maker’s Right of Prepayment Without Penalty.  It is agreed and understood by Holder that Maker reserves the right and option at any time after the date hereof and during the term of this Note to prepay the principal and interest hereunder without penalty; provided, however, that Maker may only exercise its right to prepay this Note after having first delivered to Holder ten (10) days prior written notice of its intent to do so, during which period Holder may elect to convert this note to Common Stock in accordance with the terms hereof.

2.           Conversion of Note.

(a) Conversion.  At any time at the option of Holder upon five (5) day’s prior written notice, Holder may convert the entire outstanding principal due hereunder into Omnimmune Common Stock by the cancellation of this Note in exchange for the issuance of that number of shares of such Common Stock as shall equal (i) the then outstanding principal amount of the Note on the date fixed for any such conversion; divided by (ii) $0.1781 (the “Conversion Price”), as adjusted for the split of Omnimmune’s Common Stock at a split ratio of 2.8072-for-1, effective as of March 26, 2008.

(b) Payment of Interest.  Upon conversion of this Note, Maker shall be forever released from all its obligations and liabilities under this Note, except that Maker shall be obligated to pay Holder, within thirty (30) days after the date of such conversion, any interest accrued and unpaid to and including the date of such conversion, and no more.

(c) Conversion Price Adjustments.

(i) Capital Adjustments.  In case Maker shall at any time after March 26, 2008: (i) declare a dividend on the outstanding Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then, in each case, other than the split of Common Stock effective as of March 26, 2008 for which the Conversion Price has been adjusted, the Conversion Price in effect, at the time of the record date for such dividend or of the effective date of such subdivision or combination, shall be proportionately adjusted so that the Holder shall be entitled to receive the aggregate number and kind of shares upon conversion hereof as in effect immediately prior to such dividend, subdivision or combination, which, if the Note had been converted immediately prior to such time, the Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, or combination.  Such adjustment shall be made successively whenever any event listed above shall occur.  Any adjustment under this paragraph shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(ii) Merger, Consolidation or Sale of Assets.  If Maker is a party to a reorganization, a merger or consolidation with or into another corporation, or the sale of Maker’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such transaction, lawful provision shall be made so that this Note shall pertain and apply to the securities and/or other property to which the holder of the number of shares of Common Stock of Maker then covered by this Note would have been entitled had this Note been converted in whole immediately prior to the effective date of such reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Note with respect to the rights and interests of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any securities or other property deliverable after that event upon conversion of this Note. Maker shall not effect any such reorganization, merger, consolidation or sale unless upon or prior to the consummation thereof the successor corporation, or if Maker shall be the surviving corporation but is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities, cash or other property as the Holder shall be entitled to in accordance with the foregoing provisions.

(iii) De Minimis Adjustments.  No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in the Conversion Price; provided, however, that any adjustment less than this amount which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of at least this amount.

(iv) Notice to Holder of Adjustment.  Whenever the Conversion Price is adjusted as herein provided, Maker shall cause to be mailed to the Holder a notice (i) stating that the Conversion price has been adjusted, (ii) setting forth the Conversion Price as adjusted, and (iii) showing in reasonable detail the computations and the facts upon which such adjustment is based.

3.           Exchange Procedures; Reservation of Shares; Taxes.

(a) Delivery of Certificate.  In the case of Holder's election to convert this Note into Maker’s Common Stock as provided under Section 2, Holder shall deliver a written notice of such election to Maker in which Holder shall so indicate such election.  Any conversion shall be deemed to have been made at the close of business on the date the recipient is deemed to have received such notice.  Upon the exchange of this Note for shares of Common Stock, Maker shall, as soon as practicable, take all such steps as may be necessary to issue such Stock, in exchange for this Note, and thereafter deliver to Holder a certificate or certificates for the number of shares of Stock to which Holder shall be entitled against receipt of this Note, duly endorsed for cancellation.

(b) Noteholder Not Deemed a Stockholder.  Unless and until this Note is converted or exchanged into Common Stock as set forth herein, Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock of the Company for any purpose (other than to the extent that Holder may previously own shares of Common Stock of the Company, prior to or exclusive from the conversion of this Note), nor shall anything contained in this Note be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate actions (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance of record to the Holder of the Common Stock which it is then entitled to receive upon the due exercise of its right to convert this Note, as aforesaid.

(c) Reservation of Shares.  Maker covenants that, at the exchange date, it will make available out of its authorized Common Stock, solely for the purpose of issue upon exchange of this Note for Common Stock, such number of shares of Common Stock as shall then be issuable upon the exchange of this Note.

(d) Validity of Issuance.  Maker covenants that all shares of Common Stock issued hereunder shall, at the time of delivery, be duly and validly issued, fully paid and nonassessable.

(e) Taxes.  Holder shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion of such Holder’s Note.  Holder shall also pay any tax which is due because the Common Stock is issued in a name other than Payee’s name and any income taxes, capital gains taxes or other similar taxes.

(f) No Fractional Shares.  Instead of any fractional shares of any Common Stock which would otherwise be issuable upon conversion of this Note, Maker shall pay in cash the amount of outstanding principal that is not so converted, such payment to be in the form a check payable to Holder.  The holder of fractional interests shall not be entitled to any rights as security holders of Maker in respect of such fractional interests.

4.           Events of Default.  The occurrence or existence of any one of the following events or conditions shall constitute an “Event of Default”:

(a)           Maker shall fail to pay the principal of, or interest on, this Note when the same becomes due and payable in accordance with the terms hereof and such amount remains unpaid for ten (10) days after the due date thereof;

(b)           Maker fails to observe or perform any other covenant or agreement on the part of Maker contained in this Note which failure continues for a period of sixty (60) days after the date of written notice thereof from Holder; or

(c)           Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for ninety (90) days.

5.           Remedies.

(a)           If an Event of Default occurs and is continuing, Holder may, by notice in writing to Maker, declare the entire unpaid principal of the Note to be due and payable immediately, and upon any such declaration the principal and unpaid interest on the Note shall become and be immediately due and payable, and Holder may thereupon proceed to protect and enforce its rights either by suit in equity or by action at law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of Holder.

(b)           In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys’ fees and expenses, all court and other costs and the reasonable costs of any other collection efforts.  Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by Holder of any of such remedies.

6.           Expenses.  Each of Maker and Payee shall bear its own costs incurred in connection with the negotiation, documentation and execution of this Note, the closing of the transactions contemplated herein, and any amendment, waiver, consent, supplement or modification hereto.

7.           Notices. All notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be deemed to have been delivered three (3) days after the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

If to Maker, to:
Omnimmune Corp.
Attn:  Chief Executive Officer
4600 Post Oak Place
Suite 352
Houston, Texas  77027

with a copy to:

Frank McDaniel, Esq.
McDaniel & Henry, LLP
PO Box 681235
Marietta, Georgia   30068-0021
If to Payee, to: Margie Chassman 465 W. 23rd St. #12-J New York, NY 10011

If to any Holder other than Payee, to such address as may have been designated by notice given Maker by such Holder.  Maker, Payee or any other Holder may designate a different address by notice given in accordance with the foregoing.

8.           Governing Law. This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas (without regard to principles of conflicts of laws) and applicable federal law.

9.           Entire Agreement.  This Note shall constitute the entire agreement between the parties with respect to the indebtedness represented hereby and shall supersede and replace all prior promissory notes, arrangements, agreements and understandings with respect to the subject matter hereof, including without limitation, that certain Convertible Demand Promissory Note dated as of March 1, 2008, the original of which must be surrendered to and in the possession of Maker prior to any payment on or conversion of this Note.

This Note shall be valid upon cancellation and surrender to Maker of the original Convertible Demand Promissory Note dated March 1, 2008 in the principal amount of $581,200.

                                                                           Omnimmune Corp.

                                                                           By: /s/ Harris A. Lichtenstein
                                                                  Harris A. Lichtenstein, Ph.D.
                                                                                  President

ACCEPTED AND AGREED TO:

/s/ Margie Chassman
Margie Chassman